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Exhibit (a)(1)(G)

[Evolving Systems Letterhead]

September 4, 2002

To Evolving Systems Optionholder:

        Today Evolving Systems formally commenced its Stock Option Exchange Program (the "Program"). In connection with the commencement of the Program, the Legal Department would like to provide you with the following additional information relating to the Program.

        The Program is a voluntary program permitting eligible employees to exchange stock options for replacement options covering the same number of shares. The replacement options will be granted on or after April 3, 2003 and will have an exercise price equal to greater of One Dollar ($1.00) or the fair market value of our common stock on the date of grant. Please carefully review the materials referenced below as they will provide you with details on how the Program operates.

        If you decide to participate in the Program, you will need to complete and deliver an Election Form (item #1 below) by October 2, 2002 at 12:00 midnight, U.S. Mountain Daylight Time, to Evolving Systems, Inc., Attention: Karen Heath, 9777 Mt. Pyramid Ct., Englwood, Colorado 80112. The Election Form may be delivered via personal delivery, interoffice mail or facsimile at (303) 802-1138. Please note the following documents in your Option Exchange Program Packet:

  1.
  Election Form

  2.
  Notice of Withdrawal

  3.
  Offer to Exchange Outstanding Options to Purchase Common Stock including Summary Term Sheet

  4.
  Stock Option Exchange Program Questions and Answers

  5.
  Personnel Option Status Report (reflecting your historical options grants)

        If you have any questions about your historical stock option grant information, please contact Karen Heath at kheath@evolving.com or at (303) 802-2594.

        If you decide to participate in the Program, you must complete and deliver the Election Form by 12:00 midnight, U.S. Mountain Daylight Time, on October 2, 2002 unless we extend the Program. We will not accept late submissions, and therefore urge you to respond early to avoid any last minute problems.

        Karen Heath will provide you with an email confirmation of receipt of your Election Form within three (3) business days after receipt by us.

        Please feel free to contact Karen Heath at kheath@evolving.com or at (303) 802-2594 for further assistance.

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  Exhibit (a)(1)(G)